UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*




                           Wire One Technologies, Inc.
 -------------------------------------------------------------------------------

                                (Name of Issuer)

                         Common Stock, $.0001 par value
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    976521104
                  --------------------------------------------
                                 (CUSIP Number)

                                September 4, 2003
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 976521104              SCHEDULE 13G                  PAGE 2 OF 9 PAGES
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    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Sargon Capital International Fund Ltd.
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    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            British Virgin Islands
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                           5      SOLE VOTING POWER
      NUMBER OF                   12,500
        SHARES     -------------------------------------------------------------
     BENEFICIALLY
       OWNED BY            6      SHARED VOTING POWER
         EACH                     0
      REPORTING    -------------------------------------------------------------
        PERSON             7      SOLE DISPOSITIVE POWER
         WITH
                                  12,500
                   -------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           12,500
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           .04%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

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CUSIP NO. 976521104              SCHEDULE 13G                  PAGE 3 OF 9 PAGES
--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Sargon Capital, LLC
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------

                           5      SOLE VOTING POWER
      NUMBER OF                   0
        SHARES     -------------------------------------------------------------
     BENEFICIALLY
       OWNED BY            6      SHARED VOTING POWER
         EACH                     12,500
      REPORTING    -------------------------------------------------------------
        PERSON             7      SOLE DISPOSITIVE POWER
         WITH
                                  0
                   -------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  12,500
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           12,500
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           .04%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

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CUSIP NO. 976521104              SCHEDULE 13G                  PAGE 4 OF 9 PAGES
--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Ms. Margaret Chu
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------

                           5      SOLE VOTING POWER
      NUMBER OF                   0
        SHARES     -------------------------------------------------------------
     BENEFICIALLY
       OWNED BY            6      SHARED VOTING POWER
         EACH                     12,500
      REPORTING    -------------------------------------------------------------
        PERSON             7      SOLE DISPOSITIVE POWER
         WITH
                                  0
                   -------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  12,500
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           12,500
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           .04%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

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CUSIP NO. 976521104              SCHEDULE 13G                  PAGE 5 OF 9 PAGES
--------------------------------------------------------------------------------

ITEM 1(A).        NAME OF ISSUER:

                  Wire One Technologies, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  225 Long Avenue
                  Hillside, New Jersey 07205

ITEM 2(A).        NAME OF PERSON FILING.
ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.
ITEM 2(C).        CITIZENSHIP.

                  Sargon Capital International Fund Ltd.
                  (the "Reporting Person")
                  c/o Sargon Capital, LLC
                  6 Louis Drive
                  Montville, NJ 07045
                  British Virgin Islands corporation

                  Sargon Capital, LLC (the "Investment Advisor")
                  6 Louis Drive
                  Montville, NJ 07045
                  Delaware limited liability company

                  Ms. Margaret Chu ("Ms. Chu")
                  Manager of the Investment Advisor
                  6 Louis Drive
                  Montville, NJ 07045
                  United States citizen

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $.0001 per share

ITEM 2(E).        CUSIP NUMBER:

                  976521104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable

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CUSIP NO. 976521104              SCHEDULE 13G                  PAGE 6 OF 9 PAGES
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ITEM 4.           OWNERSHIP.    As of September 4, 2003:

                  1. The Reporting Person.

                  (a) Amount beneficially owned: 12,500 shares of Common Stock.

                  (b) Percent of Class: .04%

                  (c) Number of shares as to which such person has:

                           (i) sole power to vote or direct the vote: 12,500

                           (ii) shared power to vote or direct the vote: 0

                           (iii) sole power to dispose or direct the disposition
                                 of: 12,500

                           (iv) shared power to dispose or direct the
                                disposition of: 0

                  2. The Investment Advisor - same as Ms. Chu, see below.

                  3. Ms. Chu.

                  (a) Amount beneficially owned: 12,500 shares of Common Stock.

                  (b) Percent of Class: .04%

                  (c) Number of shares as to which such person has:

                           (i) sole power to vote or direct the vote: 0

                           (ii) shared power to vote or direct the vote: 12,500

                           (iii) sole power to dispose or direct the disposition
                                 of: 0

                           (iv) shared power to dispose or direct the
                                disposition of: 12,500

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.

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CUSIP NO. 976521104              SCHEDULE 13G                  PAGE 7 OF 9 PAGES
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ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable.

ITEM 10.          CERTIFICATION.

                  By signing below, the Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP NO. 976521104              SCHEDULE 13G                  PAGE 8 OF 9 PAGES
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                                    SIGNATURE

         After reasonable inquiry and to the best of the Reporting Person's knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: September 11, 2003


                                          SARGON CAPITAL INTERNATIONAL FUND LTD.
                                          By:  Sargon Capital, LLC,
                                               its Investment Advisor


                                          By: /s/ Margaret Chu
                                             -----------------------------------
                                             Name:  Margaret Chu
                                             Title: Manager


                                          SARGON CAPITAL, LLC


                                          By: /s/ Margaret Chu
                                             -----------------------------------
                                             Name:  Margaret Chu
                                             Title: Manager



                                              /s/ Margaret Chu
                                             -----------------------------------
                                                  Margaret Chu

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CUSIP NO. 976521104              SCHEDULE 13G                  PAGE 9 OF 9 PAGES
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                                    EXHIBIT A
                             JOINT FILING AGREEMENT

This Agreement is filed as an exhibit to this Schedule 13G/A being filed by Sargon Capital International Fund Ltd., Sargon Capital, LLC and Ms. Margaret Chu in compliance with Rule 13d-1(k) of the Securities and Exchange Commission, which requires an agreement in writing indicating that the Schedule 13G to which this Agreement is attached is filed on behalf of the below-named companies, that they are each responsible for the timely filing of the Schedule 13G and any amendments thereto and for the completeness and accuracy of the information concerning such persons contained therein.


Dated:  September 11, 2003

                                          SARGON CAPITAL INTERNATIONAL FUND LTD.
                                          By:  Sargon Capital, LLC,
                                               its Investment Advisor


                                          By: /s/ Margaret Chu
                                             -----------------------------------
                                             Name:  Margaret Chu
                                             Title: Manager


                                          SARGON CAPITAL, LLC


                                          By: /s/ Margaret Chu
                                             -----------------------------------
                                             Name:  Margaret Chu
                                             Title: Manager



                                              /s/ Margaret Chu
                                             -----------------------------------
                                                  Margaret Chu